Exhibit 99.1

LANDMARK APARTMENT TRUST, INC. COMPLETES SALE TO

STARWOOD CAPITAL GROUP AND MILESTONE APARTMENTS REIT

Richmond, Virginia (January 27, 2016) — Landmark Apartment Trust, Inc. (“Landmark” or the “Company”), a multifamily real estate investment trust with assets located in select metropolitan areas throughout the Southern United States, was acquired by Monument Partners, L.L.C. (“Monument”), an entity owned by affiliates of Starwood Capital Group and Milestone Apartments Real Estate Investment Trust (TSX: MST.UN) (“Milestone”), in an all-cash transaction valued at approximately $1.9 billion, including the assumption of existing debt.

As a result of the mergers, Monument has directly acquired all of the outstanding common stock of Landmark and indirectly acquired all of the outstanding common units of Landmark’s operating partnership, Landmark Apartment Trust Holdings, LP, in each case, for $8.17 per share or unit, without interest.

Commenting on the transaction, Jay Olander, CEO of Landmark said, “I would like to thank all of our stakeholders-our investors, our lenders and especially all of our associates-for making our company a success.”

About Landmark Apartment Trust:

Landmark Apartment Trust, Inc. is a multifamily real estate investment trust with assets consisting of mid-market, garden-style apartments primarily located in the South and certain Texas markets of the United States. Landmark owns or has an ownership position in approximately 24,000 apartment units and provides management services for an additional 883 units owned by affiliates. Landmark aims to unlock hidden value and unrealized cash flow through the below market acquisition and repositioning of mid-income multifamily properties in targeted Southern markets, where the management team can apply its expertise to create a competitive advantage. For more information about Landmark please visit www.latapts.com.

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate. Headquartered in Greenwich, CT, the Firm maintains 10 offices in four countries around the world, and currently has more than 2,000 employees. Starwood Capital Group has raised more than $33 billion of equity capital since its inception in 1991, and currently manages over $45 billion in assets. The Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk-reward dynamics to be evolving. Over the past 25 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises around real estate portfolios in both the private and public markets. Additional information can be found at starwoodcapital.com.

About Milestone Apartments Real Estate Investment Trust

Milestone Apartments Real Estate Investment Trust is an unincorporated, open-ended real estate investment trust that is governed by the laws of Ontario. Following the mergers, Milestone’s portfolio consists of 74 multifamily garden-style residential properties, comprising 23,486 units that are located in 14 major metropolitan markets throughout the Southeast and Southwest United States. Milestone is the largest real estate investment trust listed on the TSX focused solely on the United States multifamily sector. Milestone operates its portfolio through its internal property management company, Milestone Management, LLC, which has approximately 1,500 employees across the United States. Based in Dallas, TX, TMG Partners, L.P., an affiliate of The Milestone Group, LLC, is the external asset manager of Milestone. For more information, please visit www.milestonereit.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the outcome of any legal proceedings that may be instituted against the Company and others related to the Merger Agreement; the availability of financing and the attractiveness of its terms; changes in economic conditions generally and the real estate market specifically; changes in interest rates; competition in the real estate industry generally and the apartment community sub-industry specifically; the supply and demand for operating properties in the Company’s target market areas; legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts (“REITs”); and changes in accounting principles generally accepted in the United States of America or in policies and guidelines applicable to REITs. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this communication will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company’s SEC reports, including, but not limited to, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, which factors are incorporated herein by reference. Any forward-looking statement speaks only as of the date of this communication and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Investor Relations

Evelyn Infurna

203-682-8265

evelyn.infurna@icrinc.com

Media Relations

Jason Chudoba & Hayley Cook

203-682-8200

Jason.Chudoba@icrinc.com

Hayley.Cook@icrinc.com